Exhibit 10.4

Dated the [●] of [●], [●]

Monkey Tree English Learning Center Limited

And

[●]

Franchise Agreement at

[●]

Monkey Tree English Learning Center Franchise Agreement

BETWEEN:

Monkey Tree English Learning Center Limited (a company incorporated in and existing under the laws of Hong Kong) whose registered office is at Suite 2514, 25/F, 1111 King’s Road, Taikoo Shing, Hong Kong (the “Franchisor”);

and

Franchisee:

[●] (BR number [●]) (a company incorporated in and existing under the laws of Hong Kong) whose registered office is at [●] (the “Franchisee”)

Franchisee’s Guarantor:

[●]

WHEREAS.

1.	The Franchisor has, through the investment of considerable time and money, developed a unique and distinctive system of providing educational services for English as a second language students. The Franchisor possesses proprietary and distinctive service specifications, including materials, pedagogy, training methods, operating methods, designs and decor, uniform apparel, color schemes, furnishings, marketing materials, promotional strategies, and customer service requirements, all of which may be modified from time to time by the Franchisor and which are directed toward promoting the Franchisor’s business in a manner that will enhance the good will associated with the Franchisor.

2.	The Franchisee desires to establish and operate the Franchised Center in designated area and has applied for the Franchise from the Franchisor and such application has been approved by Franchisor in reliance upon all of Franchisee’s representations made in such application: and

3.	The Franchisee understands and acknowledges the importance of Franchisor’s high and uniform standards of quality, operations and service and the necessity of operating the Franchised Center (as defined herein) in strict conformity with Franchisor’s System.

NOW IT IS HEREBY AGREED as follows:

1. DEFINITIONS

Whenever used in this Agreement, the following words and terms have the following meanings:

“Affiliate” means any business entity that controls, is controlled by, or is under common control with Franchisor;

“Agreement” means this agreement entitled “Monkey Tree English Learning Center Franchise Agreement’’;

“Applicable Law” means all laws, statutes, ordinances, rules and regulations Hong Kong in connection with the franchising of the Franchised Center contemplated under this Agreement;

“Approved Location” means the site for the operation of the Franchised Center selected by Franchisee and approved in writing by Franchisor, as identified in Section 2.2;

“Competitive Business” means any business which offers (or grants Franchises or licenses to others to operate a business that offers) products or services which are the same as, similar to or competitive with those provided by Monkey Tree English Learning Center or in which Confidential Information could be used to the disadvantage of Franchisor or its other Franchisees; provided, however, that the term “Competitive Business”“ shall not apply to any Monkey Tree English Learning Center operated by Franchisee, whether under this Agreement or as Franchise agreements with Franchisor;

“Confidential Information” means any trade secrets or other confidential or proprietary information of Franchisor, regardless of the form or medium of such information or the manner of disclosure, relating to the Franchise, the System, the Marks, the Copyrighted Materials or the Proprietary Products, including, without limitation, know-how, knowledge of and experience in operating a Monkey Tree English Learning Center, methods, formats, specifications, policies, procedures, information, standards, business management and operating systems and techniques; record keeping and reporting methods; accounting systems; management and personnel training techniques; advertising and promotion techniques; specifications for signs, displays, business forms, and business stationery to be used by Franchisees; designs, drawings and specifications for the Approved Location; the Manual; ideas, research and development; student account data; lists of Franchisees and suppliers; suggested pricing and cost information; information relating to computer hardware and software specifications, including, without limitation, technological manuals, system requirements, technological support systems, training programs or techniques; product information: this Agreement and any other information or material identified by Franchisor as confidential or proprietary; provided, however, that Confidential Information shall not include information that (a) is already in the possession of Franchisee at the time of its disclosure to Franchisee by Franchisor, unless provided to Franchisee in connection with this Agreement and provided that such information is not subject to any other confidentiality or non-disclosure agreement between the Franchisee and the Franchisor; (b) is or becomes generally known to the public other than as a result of a disclosure, directly or indirectly, by Franchisor; or (c) is disclosed to Franchisee on a non-confidential basis by a person other than Franchisor, provided that such person is not in violation of a confidentiality or non-disclosure agreement with Franchisor in making such disclosure;

“Copyrighted Materials” means any materials provided to the Franchisee by the Franchisor, in which the Franchisor legally owns and holds the copyright, including, without limitation, certain Proprietary Products, whether or not Franchisor has registered such materials with the Hong Kong Copyright Office: ;

“Designated Area” shall have the meaning given to such term in Section 2.2;

“Director” or “Operator” means the person designated by Franchisee who has primary responsibility for managing the day-to-day operations and affairs of the Franchised Center, provided that if Franchisee is an individual and not a business entity, the Director or Operator shall be Franchisee;

“Effective Date” means the date the lease of the Approved Location commences;

“Franchise” means the right granted to Franchisee by Franchisor to use the System and the Marks;

“Franchised Center” means the “Monkey Tree English Learning Center to be established and operated by Franchisee pursuant to this Agreement;

“Franchisee” means the individual or business entity identified as “Franchisee” in the introductory paragraph of this Agreement;

“Franchisor” means Monkey Tree English Learning Center Ltd.;

“Gross Sales” means the aggregate of all revenue from the sale of products and/or the provision of services from all sources in connection with the Franchised Center whether or not collected by Franchisee and whether in the form of check, cash, credit or otherwise including, without limitation, all proceeds from any business interruption insurance; provided, however, that Gross Sales shall not include (a) any refunds made in good faith, (b) any sales and equivalent taxes that are collected by Franchisee for or on behalf of any governmental taxing authority and paid thereto, (c) the value of any allowance issued or granted to any student of the Franchised Center that is credited by Franchisee in full or partial satisfaction of the price of any products and services offered in connection with the Franchised Center, and (d) any rebate received by Franchisee from a manufacturer or supplier ;

“Incapacity” means the inability of Franchisee to operate or oversee the operation of the Franchised Center for a period of more than four (4) calendar days by reason of any continuing physical, mental or emotional condition, chemical dependency or other limitation;

“Hong Kong” means the Hong Kong Special Administrative Region of the People’s Republic of China;

“Initial Term” shall have the meaning given to such term in Section 4.1;

“Local Advertising” shall have the meaning given to such term in Section 11.1;

“Manuals” means the teaching manual which contains Confidential Information as described Clause 9 and as amended from time to time;

“Marks” means the service mark “ Monkey Tree English Learning Center “ and such other trade names, trademarks, service marks, trade dress, designs, graphics, logos, emblems, insignia, fascia, slogans, drawings and other commercial symbols as Franchisor may designate to be used in connection with Monkey Tree English Learning Center, including, without limitation, the following:

“Learn to Read in Less Than One Year,” “Monkey Tree English Learning Center,” and “Laugh Learn and Grow with Us.”;

“Monthly Royalty Fee” shall have the meaning given to such term in Section 3.1;

“Proprietary Products” means such products and other items for use in connection with Monkey Tree English Learning Center specified by Franchisor from time to time as Proprietary Products in accordance with Section 10 hereof;

“Receipts” mean the receipts kept by the Franchisor for recording the tuition fees received by the Franchised Center;

“Renewal Term” shall have the meaning given to such term in Section 4.2;

“Royalty Rate” shall have the meaning given to such term in Section 3.1;

“System” means the uniform standards, methods, procedures, Specifications (as defined in this Agreement) and computer software developed or used by the Franchisor and as may, from time to time, be added to, amended, changed, modified, withdrawn or otherwise revised by Franchisor, in its sole discretion, for the operation of Monkey Tree English Learning Center .

2. GRANT OF FRANCHISE; APPROVED LOCATION

2.1 Grant

Franchisor hereby grants to Franchisee, and Franchisee undertakes and accepts from Franchisor, upon the terms and conditions herein contained, a revocable, limited, nonexclusive license to operate one (1) Monkey Tree English Learning Center at the Approved Location mentioned thereafter using the System, the Marks, the Copyrighted Materials and the Proprietary Products.

2.2 Approved Location

The street address of the Approved Location shall be located at:

[●]

2.3 Sub-franchising/Agents

Franchisee shall not sublicense the use of the System or Marks to any person or entity to perform any part of the rights or obligations licensed to Franchisee hereunder, or to grant any person or entity the right to act as Franchisee’s agent or representative to perform any part of Franchisee’s rights or obligations hereunder.

2.4 Exclusive Territory

Franchisor grants exclusive territory to Franchisee within 400 M radius at shop location.

2.5 Franchisor’s Rights

2.5.1	The Franchise granted under this Agreement is nonexclusive and Franchisor retains all rights and discretion with respect to the System, the Marks, the Copyrighted Materials and the Proprietary Products, including, without limitation, the following:

2.5.2	To establish, own or operate, and to license, or grant Franchise to, others the right to establish, own or operate, Monkey Tree English Learning Center at any location, except the Approved Location or any location that will violate clause 2.4;

2.5.3	To establish, own or operate, and to license others to establish, own or operate, other businesses offering the same or competitive products and/or services utilizing the Marks or other trade names, trademarks or service marks without offering Franchisee any right thereto;

2.5.4	To establish, own or operate, and to license others to establish, own or operate other businesses that utilize trade names, trademarks or service marks other than the Marks at any location, as Franchisor deems appropriate;

2.5.5	To sell or otherwise distribute products and/or provide services similar to or competitive with the products and/or services offered through the Franchised Center, whether using the Marks or other trade names, trademarks or service marks, through any alternate channel of distribution (including, without limitation, the Internet or other distribution channels), under terms and conditions that Franchisor, in its sole discretion, deems appropriate:

2.5.6	To use the Marks in other businesses that are not competitive with Monkey Tree English Learning Center;

2.5.7	To acquire businesses that is similar to or competitive with Monkey Tree English Learning Center;

2.5.8	To be acquired by any third party which operates businesses similar to or competitive with Monkey Tree English Learning Center; and

2.5.9	To engage in any business or other activities not expressly forbidden by this Agreement.

3. FEES

3.1 Monthly Royalty Fee

3.1.1	Franchisee shall pay to the Franchisor without offset, credit or deduction of any nature whatsoever, so long as this Agreement remains in effect, a monthly royalty fee representing: the higher of the [●] percent of the Gross Sales or HK$[●].

3.1.2	Calculation is based on the first day of the month, till the last day of the month. All Receipts of the preceding month shall be submitted to the Franchisor within 7 business days from the last day of the preceding month. The Franchisor shall provide an invoice to the Franchisee within 30 days after receiving the Receipts from the Franchisee (“Invoice”) and the Franchisee shall pay the Franchisor the amount as demanded in the Invoice within 7 business days upon receipt of the Invoice.

3.2 Late Fees

All Monthly Royalty Fees, amounts due for purchases by Franchisee from Franchisor and other amounts due to the Franchisor by the Franchisee under this Agreement, including any Taxes, that are not received by Franchisor within fourteen (14) business days after the due date shall incur a late fee at a rate of eighteen percent (18%) per annum (or the highest rate allowed by Applicable Law, whichever is lower) from the date such payment is due until the date payment is received by Franchisor. Franchisee shall pay the Franchisor for all costs and expenses incurred by the Franchisor in the collection of any unpaid and past due Monthly Royalty Fees.

3.3 Management Accounts and Audited Accounts

Should the Franchisee be an individual, all reference to “Franchisee” in this Clause 3.4 shall be interpreted as the operating company of the Franchised Center.

3.3.1 Management Accounts

The Franchisee shall keep good records of its management accounts for each and every month. The Franchisee has the discretion to opt for (i) the Franchisor to manage and produce the management accounts based on the records of the Franchised Center recorded within the computer software of the System (including but not limited to the Schoolnet System) and any other documents as requested by the Franchisor from the Franchisee or (ii) the Franchisee to manage and produce its own management accounts.

Should the Franchisee opt for option (i) in the above, the cost of producing the management accounts will be borne by the Franchisor. However, if the Franchisee opt for option (ii) in the above the Franchisee shall bear all cost in connection with the preparation and production of the management accounts.

The Franchisor is obliged to fully cooperate with the Franchisee in answering all enquiries raised by the Franchisor and provide all supporting and relevant documents as requested by the Franchisor within a reasonable period.

3.3.2 Audited Accounts

The Franchisee is required to provide an audited account of the Franchisee which is prepared in accordance to all relevant accounting policy by any of the qualified auditors as designated by the Franchisor or qualified auditors as selected by the Franchisee and approved by the Franchisor within [●] months from the last date of the year end of the Franchisee.

For the avoidance of doubt, should the Franchisee wishes to engage its own qualified auditors, the Franchisee must notify the Franchisor of the proposed auditor no less than [●] months prior to the last date of the year end of the Franchisee. The Franchisor has the right to approve or disapprove of a proposed auditor for the Franchisee based on such factors as the Franchisor, in its sole discretion, deems appropriate, including, without limitation, years relevant working experience, business reputation, business scale, turnaround time and overall suitability. The Franchisor shall notify the Franchisee of its approval or disapproval of a proposed auditor for the Franchisee within a reasonable time after the Franchisee notifies the Franchisor of its proposed auditor. The Franchisee shall not engage the proposed auditor without the prior written approval of the Franchisor. The Franchisor does not represent that it or any of its owners or employees have special expertise in selecting auditors.

The Franchisor shall bear all costs for the engagement of the auditor for preparation of the audited accounts and all costs for the provision of all relevant documents to the engaged auditor to assist it in preparation of the audited accounts.

The Franchisee, herby irrevocably undertake to allow the qualified auditor(s) to be engaged for each of the financial year within the initial term and/or renewal term, to directly provide all documents (previously provided by the Franchisee to the relevant qualified auditor(s) for preparation of the audited accounts) to the Franchisor as and when requested.

3.4 Staff Fees

3.4.1 Teacher

All teachers shall be employed by the Franchisor and will be sent to perform work at the Approved Location after attending the teacher training as set out in Clause 8.7 in this Agreement. Subject to the Applicable Laws, the Franchisee shall apply to the Franchisor for sufficient number of teachers to be sent to the Approved Location depending on the demand of teachers of the Franchised Center.

Upon the receipt of such application, the Franchisor will use all reasonable endeavors to recruit teachers required. However, there is no guarantee that the Franchisor will be able to provide the Franchisee with the number of teachers as applied within a reasonable period and the Franchisor shall bear no liability as to any loss suffered by the Franchisee during this period.

The Franchisee shall in turn pay the Franchisor a fee for the supply of the teachers on a monthly basis. The Franchisor will provide an Invoice setting out the name of all the teachers who performed work at the Approved Location to the Franchisee within 30 business days upon receipt of the Receipts from the Franchisee and the Franchisee shall pay the Franchisor the aggregate amount of salary as stipulated in the Invoice within 7 business days. Failure of settlement of teachers’ salaries to Franchisor on time will result in immediate termination of Franchise agreement.

3.4.2 Teacher Substitution

Should teachers at the Franchised Center be unable to attend work because of sickness or personal reasons, Franchisee needs to inform Franchisor immediately for arrangements. If a teacher is available, a teacher will be sent in to substitute for the classes. Daily rate is at Hong Kong Dollar One thousand five hundred (HK$1,500.00) per day. The Franchisor reserves the right to adjust the daily rate for substituting teachers.

3.4.3 Administration and Operator Substitution

Operator of Franchise must physically be at the Franchised Center for at least 5 out of the 6 business days on any given week, with the exception on weeks with public holidays. For the purpose of this clause 3.5.3, “business day” shall include every day from Monday to Saturday. Operator is to have a maximum of 2 rest days designated with Franchisor and should inform Franchisor immediately should the rest days change. Each year, operator is permitted at its own discretion to take 10 business days off as annual leave and should not be absent for more than 2 consecutive weeks. Should a substitute be needed, Hong Kong Dollar Fifteen hundred (HK$1,500.00) per day will be charged for substitute for an operator. The Franchisor reserves the right to adjust the daily rate for substituting operators and administrators.

The Franchisee shall in turn pay the Franchisor a fee for the supply of the substitute teachers, substitute administrators and substitute Operator (where applicable) on a monthly basis. The Franchisor will provide an Invoice setting out (i) the name and (ii) the date/ time (including over-time costs) of all the substitute teachers/ substitute administrators/ substitute Operator who performed work at the Approved Location to the Franchisee within 30 business days upon receipt of the Receipts from the Franchisee and the Franchisee shall pay the Franchisor the aggregate amount of salary as stipulated in the Invoice within 7 business days.

4. TERM AND RENEWAL

4.1 Initial Term

Three (3) years commencing on [●] and expiring on [●], both days inclusive.

4.2 Renewal Term

Upon the expiry of the initial term, the Franchisor will have sole discretion to decide on whether to grant a renewal term to the Franchisee. Annual assessment and review will be conducted by the Franchisor in order to decide the renewal term of the Franchisee agreement. Factors taken into account by the Franchisor include but are not limited to the following:

Each of the following conditions shall have been fulfilled and remain true as of the last day of the then-current term of this Agreement:

4.2.1	Franchisee has, during the entire duration of the then-current term of this Agreement, substantially complied with all material provisions hereof;

4.2.2	Franchisee has access to and, for the duration of the subsequent Renewal Term, the right to remain in possession of the Approved Location, or a suitable substitute location approved by Franchisor, which is in full compliance with Franchisor’s then-current specifications and standards, for the duration of such Renewal Term;

4.2.3	Franchisee has, at its own expense, made such capital expenditures during the then-current term as were necessary to maintain uniformity with any Franchisor-required System modifications such that the Franchised Center reflects Franchisor’s then-current standards and specifications:

4.2.4	Franchisee has satisfied all monetary obligations owed by the Franchisee to the Franchisor, and has timely met such obligations during the then-current term of this Agreement;

4.2.5	Franchisee is not in default of any provision of this Agreement or any other agreement between Franchisee and Franchisor;

4.2.6	Franchisee has executed the Franchisor’s then-current form of the franchise agreement offered by the Franchisor in the grant of Franchises to prospective new franchisees, or has executed the renewal agreement, at the Franchisor’s election (with appropriate modifications to reflect that the Franchise agreement relates to the grant of a renewal Franchise), which Franchise agreement or renewal documents shall supersede this Agreement in all respects;

4.2.7	Franchisee has complied with Franchisor’s then-current qualifications for a new Franchisee and has agreed to comply with any new or additional training requirements;

4.2.8	Upon the expiry of the current Franchise period, no additional Franchise fee will be charged for a renewal;

4.2.9	Monthly Royalty Fee will remain the same on the renewal term providing if franchisee fulfilled all of its requirements as stated in clause 4.2.

5. SITE SELECTION

5.1 Selection of Site

The Franchisee shall promptly select a proposed site for the Franchised Center and shall notify Franchisor of such selection. If the Franchisor approves of such selection, the proposed site shall be designated as the Approved Location. If the Franchisor does not approve of such proposed selection, the Franchisee shall select and notify the Franchisor of such alternative sites for the Franchised Center until such time as the Franchisor has approved of a proposed site for the Franchised Center. The Franchisor shall provide the Franchisee with general guidelines to assist the Franchisee in selecting a site suitable for the Franchised Center. The Franchisor has the right to approve or disapprove of a proposed location for the Franchised Center based on such factors as the Franchisor, in its sole discretion, deems appropriate, including, without limitation, the condition of the premises, demographics of the surrounding area, proximity to other self-operated and/or Franchised Centers of the Franchisor, lease requirements, traffic patterns, vehicular and pedestrian access, proximity to major roads, parking availability and overall suitability. The Franchisor shall notify the Franchisee of its approval or disapproval of a proposed site for the Franchised Center within a reasonable time after the Franchisee notifies the Franchisor of the selection of such site. The Franchisee shall not locate the Franchised Center on a selected site without the prior written approval of the Franchisor. The Franchisor does not represent that it or any of its owners or employees have special expertise in selecting sites for the Franchised Center. Neither the Franchisor’s assistance nor approval in selecting the location for the Franchised Center is intended to indicate or in fact indicates that the Franchised Center will be profitable or successful at the Approved Location. The Franchisee is solely responsible for identifying the Approved Location.

5.2 Use of Approved Location

Franchisee shall not use, or permit any other person to use, the Approved Location for any purpose other than the operation of a Franchised Center in full compliance with this Agreement without the prior written consent of Franchisor, which consent may be withheld for any reason.

5.3 Relocation

Franchisee shall not relocate the Franchised Center without the prior written consent of the Franchisor, which consent may be withheld or delayed at the Franchisor’s sole discretion. If the lease for the Approved Location expires or terminates without the fault of Franchisee or if the Franchised Center’s premises are destroyed condemned or otherwise rendered unusable, or as otherwise may be agreed upon in writing by Franchisor and Franchisee, the Franchisor may, in its reasonable discretion, allow the Franchisee to relocate the Franchised Center. Any such relocation shall be at the Franchisee’s sole expense, and shall proceed in accordance with the requirements set forth in Sections 5.1 through 5.4. The Franchisor shall have the right to charge the Franchisee for any costs or expenses incurred by the Franchisor in providing assistance to the Franchisee in relocating the Franchised Center, including, without limitation, accounting and legal fees. Notwithstanding the foregoing, the Franchisor has no obligation to provide relocation assistance to the Franchisee. If no proposed relocation site meets with the Franchisor’s approval, this Agreement shall be terminated.

6. MARKS AND COPYRIGHTED MATERIALS

6.1 Ownership

Franchisee’s right to use the Marks and Copyrighted Materials is (a) derived solely from this Agreement; (b) is nonexclusive and limited to the conduct of business by Franchisee pursuant to, and in compliance with, this Agreement; and (c) subject to all applicable standards, Specifications and operating procedures prescribed from time to time by the Franchisor. Any unauthorized use of the Marks or Copyrighted Materials by the Franchisee shall be a breach of this Agreement and an infringement of the rights of Franchisor in and to the Marks and Copyrighted Materials. Franchisee’s use of the Marks and Copyrighted Materials, and any goodwill created thereby, shall inure to the benefit of Franchisor. Franchisee shall not at any time acquire an ownership interest in the Marks or Copyrighted Materials by virtue of any use it may make of the Marks or Copyrighted Materials. This Agreement does not confer any goodwill, title or interest in the Marks or Copyrighted Materials to Franchisee. Franchisee shall not, at any time during the term of this Agreement or after its termination or expiration, contest the validity or ownership of any of the Marks or Copyrighted Materials or assist any other person in contesting the validity or ownership of any of the Marks or Copyrighted Materials.

6.2 Limitations on Use

Franchisee shall not use any Mark or portion of any Mark as part of any business entity name or trade name, with any prefix, suffix or other modifying words, terms, designs or symbols or in any modified form, without the prior written consent of the Franchisor. The Franchisee shall not use any Mark or Copyrighted Materials in connection with the sale of any unauthorized product or service or in any other manner not expressly authorized in writing by the Franchisor. Franchisee shall give such notices of trademark and service mark registrations as Franchisor specifies and obtain such fictitious or assumed name registrations as may be required under Applicable Law. Franchisee shall not register or seek to register as a trademark or service mark, either with the Hong Kong Patent and Trademark Office or any state or foreign country, any of the Marks or a trademark or service mark that is confusingly similar to any Mark licensed to Franchisee under this Agreement. Franchisee shall not register or seek to register as a copyright, either with the Hong Kong Copyright Office or any state or foreign country, any of the Copyrighted Materials. Franchisee shall include on its letterhead, forms, cards and other identifying materials, and shall display at the Approved Location, at least two (2) prominent notice stating that the Franchised Center is an “Independently Owned and Operated Monkey Tree English Learning Center Franchise.” One of the foregoing notices shall be affixed to or near the main entry of the Approved Location.

6.3 Notification of Infringements and Claims

Franchisee shall immediately notify Franchisor of any (a) infringement of any of the Marks or its Copyrighted Materials; (b) challenges to Franchisee’s use of any of the Marks or Copyrighted Materials; or (c) claims by any person of any rights in any of the Marks or Copyrighted Materials. The Franchisee shall not communicate with any person other than the Franchisor and the Franchisor’s legal representatives in connection with any such infringement, challenge or claim; provided, however, that Franchisee may communicate with Franchisee’s legal representatives at Franchisee’s own expense. The Franchisor shall have sole discretion to take such action, as it deems appropriate and the right to exclusively control any litigation or other proceeding arising out of any such infringement, challenge, or claim relating to any of the Marks or Copyrighted Materials. Franchisee shall execute any and all instruments and documents, render such assistance, and take such other actions as may, in the opinion of Franchisor or Franchisor’s legal representatives , be necessary or advisable to protect and maintain Franchisor’s interests in any such litigation or other proceeding or to otherwise protect and maintain Franchisor’s interest in the Marks or Copyrighted Materials.

6.4 Discontinuance of Use

If it becomes necessary, in the Franchisor’s sole discretion, for the Franchisee to modify or discontinue use of any of the Marks or Copyrighted Materials and/or to use one (1) or more additional or substitute trade names, trademarks, service marks or other commercial symbols , the Franchisee shall comply with the Franchisor’s directions in that regard within a reasonable time after notice to the Franchisee by the Franchisor. Franchisor shall not be required to reimburse the Franchisee for its expenses in modifying or discontinuing the use of any of the Marks or Copyrighted Materials or any loss of goodwill associated with any modified or discontinued Marks or Copyrighted Materials or for any expenditure made by the Franchisee to promote modified or substitute Marks or Copyrighted Materials.

6.5 Right to Inspect

To preserve the validity and integrity of the Marks and Copyrighted Materials licensed hereunder and to ensure that Franchisee is properly employing the Marks and Copyrighted Materials in the operation of the Franchised Center, the Franchisor and its designees shall have the right to enter and inspect the Franchised Center and the Approved Location at all reasonable times and. additionally, shall have the right to observe the manner in which Franchisee renders services and conducts activities and operations, and to inspect facilities, equipment, accessories, products, supplies, reports, forms and documents and related data to ensure that Franchisee is operating the Franchised Center in accordance with the quality control provisions and performance standards established by the Franchisor under this Agreement. The Franchisor and its designees shall have the right, at any reasonable time, to remove sufficient quantities of products, supplies or other inventory items offered for retail sale, used in the preparation of products offered for retail sale or used in rendering services, to test whether such products or items meet Franchisor’s then-current standards without interrupting the normal operations of the Franchised Center. The Franchisor and its designees shall have the right to observe the Franchisee and its employees during the operation of the Franchised Center and to interview students and employees and to photograph and videotape the Franchised Center without interrupting the normal operations of the Franchised Center.

6.6 Franchisor’s Sole Right to Domain Name

The Franchisee shall not establish, create or operate an Internet site or website using a domain name or uniform resource locator containing any of the Marks or any variation thereof. Franchisor has the exclusive right to advertise on the Internet and create websites using or containing any of the Marks (including “Monkey Tree English Learning Center”). The Franchisor is the sole owner of all right, title and interest in and to such domain names.

7. COVENANTS

7.1 Requirement of Confidentiality

The Franchisor shall disclose the Confidential Information to the Franchisee during the training program, through the Manual as described in clause 9.1, and as a result of guidance furnished to Franchisee during the term of this Agreement. The Franchisee shall not acquire any interest in the Confidential Information, other than the right to use, utilize it in the development and operation of the Franchised Center and in performing its duties under this Agreement. The Franchisee acknowledges that the use or duplication of the Confidential Information in any other business venture would constitute an unfair method of competition. The Franchisee acknowledges that the Confidential Information is proprietary, includes the Franchisor’s trade secrets and is disclosed to the Franchisee solely on the condition that the Franchisee (and all holders of a legal or beneficial interest in Franchisee and all officers, directors, executives, managers and members of the professional staff of Franchisee): (a) shall not use the Confidential Information in any other business or capacity; (b) shall maintain the absolute confidentiality of the Confidential Information during and after the term of this Agreement; (c) shall not make any unauthorized copies of any portion of the Confidential Information disclosed in written or other tangible form; and (d) shall adopt and implement all reasonable procedures prescribed from time to time by the Franchisor to prevent unauthorized use or disclosure of the Confidential Information. The Franchisee shall enforce this Section as to its employees, agents and representatives and shall be liable to the Franchisor for any unauthorized disclosure or use of Confidential Information by any of them.

7.2 Improvements

If the Franchisee, during the term of this Agreement, conceives or develops any improvements or additions to the System, copyrightable works, Internet websites, or any other documents or information pertaining or relating to the System or the Franchise, or any new trade names, trademarks and service marks or other commercial symbols related to the Franchise, or any advertising or promotional ideas related to the Franchise (collectively, “Improvements”), the Franchisee shall fully disclose the Improvements to the Franchisor, without disclosure of the Improvements to others, and shall obtain Franchisor’s prior written approval before using any such Improvements. Any Improvement approved by the Franchisor may be used by the Franchisor and all other Franchisees of the Franchisor without any obligation to the Franchisee for royalties or similar fees. Any and all Improvements shall be deemed the sole and exclusive property of the Franchisor and “works-made-for-hire” under this Agreement. To the extent any Improvement does not qualify as a “work-made-for-hire,’’ Franchisee shall assign to the Franchisor, without charge, any and all rights or interests the Franchisee has in such Improvements. The Franchisor, in its sole discretion, may make application for, and own, copyrights, patents, trade names, trademarks and service marks relating to any such Improvement and the Franchisee shall cooperate with the Franchisor in securing such rights. Franchisor may consider such Improvements as the property and trade secret of Franchisor. In return, the Franchisor shall authorize Franchisee to utilize any Improvement that may be developed by other Franchisees of the Franchisor that has been generally authorized for use by such other Franchisees.

7.3 In-Term Covenant Not to Compete

7.3.1	The Franchisee acknowledges that the Franchisor must be protected against the potential for unfair competition by the Franchisee’s use of the Franchisor’s training, assistance and Marks in direct competition with the Franchisor. The Franchisee further acknowledges that Franchisor would not have entered into this Agreement or shared any information with Franchisee concerning Franchisor’s System, absent Franchisee’s agreement to strictly comply with the provisions of this Clause 7.3. The Franchisee, therefore, agrees that Franchisee shall not during the Initial Term or any Renewal Term:

7.3.1.1	Engage in a Competitive Business, directly or indirectly, as a director, owner, proprietor, officer, manager, employee, consultant, representative, agent, independent contractor or otherwise, except under a Franchise Agreement with Franchisor

7.3.1.2	Have any direct or indirect interest in any entity that is awarded or is awarding licenses or Franchises to others to operate any Competitive Business, except new Franchises under Franchise Agreements with Franchisor; or

7.3.1.3	Directly or indirectly, on behalf of Franchisee or any other person, partnership, company, corporation, proprietorship, or other entity, solicit, divert, take away or interfere with any of the employees of Franchisor or any other Franchisee of Franchisor.

7.3.1.4	Franchisee acknowledges that such restrictions are reasonable and necessary to protect the interests of Franchisor and other Franchisees of Franchisor, and that because of the limited nature of the restrictions, they do not unduly restrict Franchisee’s ability to engage in gainful employment. The restrictions contained in this Section do not apply to the ownership for investment purposes of less than five percent (5%) of any class of stock of a publicly traded company that Franchisee would otherwise be prevented from owning under this Section 7.3, provided that Franchisee is otherwise not actively involved in the management or operation of such business and does not serve that business in any capacity other than as a shareholder.

7.4 Non-Disclosure and Non-Competition Agreements with Certain Individuals

On or after the Effective Date, Franchisor shall have the right to require Franchisee to enter into a non-disclosure and non-competition agreement with any holder of a legal or beneficial interest in Franchisee (and any member of their immediate families or households), and any officer, director, executive, manager, employee or representative of Franchisee. Franchisee agrees that itself and its associates will not participate in any business that is competitive in nature against Franchisor for a period of 6 months after the closure of the Franchise.

7.5 Reasonableness of Restrictions

Franchisee acknowledges that the restrictive covenants contained in this Section are essential elements of this Agreement and that, without their inclusion, Franchisor would not have entered into this Agreement. Franchisee acknowledges that each of the terms set forth herein, including the restrictive covenants, is fair and reasonable and is reasonably required for the protection of Franchisor, the System, the Marks and the Copyrighted Materials.

8. TRAINING AND ASSISTANCE

8.1 Requirements for the Employees/Director

The Employees/ Director of the Franchised Centre should be:-

a.)	Proficient in English, Chinese and Mandarin (Both spoken and written);

b.)	DSE or above;

c.)	No Criminal Record;

d.)	Have at least 2 years working experience; and;

e.)	Familiar with Microsoft Office

and the Franchisor would have the right to check about whether the Employees/Director is/are on the standard. If the Employees/Director is/are not reached the standard, the Franchisor may give a warning to the Franchisee to correct the matter, and if the Franchisee failed to correct within fourteen (14) days from the date of the warning, the Franchisor does have the right to terminate this agreement, and require alternatives up the required standard as replacement.

8.2 New Director

If Franchisee is a business entity and Franchisee names a new Director following the opening of the Franchised Center, then the new Director shall be required to complete the initial training program to Franchisor’s reasonable satisfaction within five (5) days after being named as the Director. The new Director may attend the initial training program without charge to Franchisee; provided, however, that Franchisee shall be responsible for all travel costs, room and board and employees’ salaries incurred in connection with the new Director’s attendance at such training; and provided further that Franchisor shall have the right to require Franchisee to pay all costs of such training if Franchisor determines, in its sole discretion, that the appointment of Directors by Franchisee has become excessive or is caused by poor hiring practices.

8.3 Ongoing Training

From time to time during the term of this Agreement, Franchisor may require the Director to attend ongoing training programs or seminars free of charge. The Franchisor shall not require the Director to attend more than one (1) ongoing training session or collectively not more than three (3) days of ongoing training in any calendar year. The Franchisee shall be responsible for all travel costs, room and board and employees’ salaries incurred in connection with the Director’s attendance at such training.

8.4 Teacher Training

Teachers shall attend and successfully complete, to the Franchisor’s reasonable satisfaction, an initial training program consisting of not less than eight (8) business days of classroom and on-the-job instruction pertaining to course information, teaching method, record keeping, and reporting procedures and other teaching duties. Franchisor shall conduct the initial training program at its headquarters or at another designated location. Franchisor shall not charge tuition or similar fees for the training required under this Section 8; provided, however, that all expenses incurred by Franchisee in attending such program including, but not limited to, travel costs, room and board expenses and employees’ salaries (for the avoidance of doubt, no salary should be given to any teacher who does not already have a valid working visa), shall be the sole responsibility of Franchisee. Franchisor, at its sole discretion, reserves the right to extend the training period on any teacher should the teacher does not meet Franchisor’s Teaching expectations.

9. Teaching Manual

9.1 Manual

On the Effective Date, Franchisor shall provide to Franchisee one (l) copy of the Teaching Manual. Franchisee shall conduct the Franchised Center in strict accordance with the provisions set forth in the Manual. The Manual may consist of one (1) or more separate manuals and other materials as designated by Franchisor and may be in written or electronic form. The Manual shall, at all times, remain the sole property of Franchisor and shall promptly be returned to Franchisor upon expiration or termination of this Agreement.

9.2 Revisions

Franchisor shall retain the right to revise or otherwise modify the Manual from time to time to reflect changes in the specifications, standards, operating procedures and rules prescribed by Franchisor; provided. however, that no such revision or modification shall alter Franchisee’s fundamental status and rights under this Agreement. Franchisor shall have the right to make such revisions or modifications without prior notice to Franchisee. Franchisee shall immediately, upon receipt of any revisions or modifications to the Manual, implement or conform to any such revisions or modifications and shall ensure that its copy of the Manual is up-to-date at all times. If a dispute as to the contents of the Manual arises, the terms of the master copy of the Manual maintained by Franchisor at Franchisor’s headquarters shall control.

9.3 Confidentiality

The parties acknowledge and agree that the Manual constitutes Confidential Information under this Agreement and shall be subject to the confidentiality protections set forth in Section 7.1 hereof. Franchisee shall at all times ensure that its copy of the Manual is available at the Approved Location in a current and up-to-date form. Franchisee shall maintain the Manual in a locked receptacle at the Approved Location and shall only grant authorized personnel, as defined in the Manual, access to the key or combination of such receptacle. The Franchisee shall not disclose, duplicate or otherwise use any portion of the Manual in an unauthorized manner.

10. PROPRIETARY PRODUCTS

10.1 Use of Proprietary Products

From time to time, the Franchisor will designate certain Proprietary Products as appropriate for the Franchisee’s use in the operation of the relevant courses in the Franchised Center.

10.2 Purchase of Proprietary Products

Depending on the demand of the Franchised Center, the Franchisee shall only place purchase orders with the Franchisor in relation to these Proprietary Products. Upon receipt of such purchase order, the Franchisor shall delivery the ordered Proprietary Products to the Franchised Center within a reasonable period of time.

The Franchisee is not allowed to source any of the Proprietary Products from other parties other than the Franchisor and no copies (tangible or intangible copies) shall be made in relation to any of the Proprietary Products.

10.3 Payment of Proprietary Products

For any payment owed by the Franchisee to the Franchisor due to the purchase orders placed with the Franchisor in relation to the Proprietary Products, the Franchisor shall include such amount in the Invoice, stating (i) name of the Proprietary Products ordered, (ii) the quantity of the same and (iii) the total amount payable by the Franchisee to the Franchisor. The Franchisee shall pay the Franchisor the aggregate amount of sum (in relation to these Proprietary Products) as stipulated in the Invoice within 7 business days (“business day” shall include every day from Monday to Saturday).

11. FRANCHISE SYSTEM

11.1 Uniformity

The Franchisee shall strictly comply, and shall cause the Franchised Center to strictly comply, with all requirements, Specifications, standards, operating procedures and rules set forth in this Agreement, the Manual or other communications supplied to Franchisee by Franchisor and install and adhere to the use of the System or any modified System by the Franchisor at all times.

In relation to specific computer software, such as Schoolnet System, the Franchisor is entitled to require the Franchisee to pay an amount of approximately HK$600.00 or any other amount as amended from time to time by the Franchisor. Such demand of payment will be stipulated in the Invoice and shall be paid within 7 business upon receipt of the same.

11.2 Modification of the System

The Franchisor shall retain the right to revise or modify the System from time to time in any manner including, without limitation, by the adoption and use of new or modified Marks or Copyrighted Materials or the purchase and/or use of new or additional computer hardware, software, equipment, products, supplies or techniques. The Franchisee shall accept and use any such revisions or modifications to the System as if they were a part of this Agreement as of the Effective Date. The Franchisee shall make such expenditures as such revisions or modifications in the System may reasonably require; provided, however, that Franchisee shall not be required to implement or conform to any such revisions or modifications to the extent that the cost of implementing or conforming to such revisions or modifications would exceed Hong Kong Dollar Twenty thousand (HK$20,000.00) at any time during each year.

Should the Franchisor require the Franchisee to make such revisions or modifications that exceed Hong Kong Dollar Twenty thousand (HK$20,000.00), the Franchisor shall bear the costs such revisions or modifications.

11.3 Variance

The Franchisor shall have the right, at its sole discretion and as it may deem in the best interests of all concerned in any specific instance, to vary standards or specifications for any Franchisee based upon that particular Franchisee’s qualifications, the peculiarities of the particular site or circumstances, the demographics of the trade area, business potential, existing business practices or any other condition which Franchisor deems to be of importance to the successful operation of any particular Franchised Center of the Franchisor. Franchisor shall not be required to disclose or grant to Franchisee a like or similar variance hereunder.

11.4 Spot –checks

To ensure that the Franchisee has implemented and comply with all System and use of the Marks, Proprietary Products, Manuals and other instructions as given by the Franchisor from time to time, the Franchisor or any of its designated personnel shall have the right to conduct spot-checks at the Franchised Center, provided that such spot-checks will not create material disruption to the operation of the Franchise Center.

The Franchisee is obliged to fully co-operate with the Franchisor or its designated personnel during such spot-checks.

12. ADVERTISING AND PROMOTIONAL ACTIVITIES

12.1 Local Advertising

12.1.1	Franchisee shall continuously promote the Franchised Center. Every year, Franchisee shall spend at least Hong Kong Dollars Thirty thousand (HK$30,000.00) on advertising, promotions and public relations within the immediate locality surrounding the Franchised Center (“Local Advertising’”).

12.1.2	All designs and printing cost of advertising materials including brochures, business cards, bags, and folders are to be provided by the Franchisor. Should the Franchisee wants to promote a new product alter the design, The Franchisee shall submit to the Franchisor, for its prior approval, all new advertising and promotional materials to be used by the Franchisee including, but not limited to, ad copy, coupons, flyers and scripts. The Franchisor shall use its commercially reasonable efforts to provide notice of approval or disapproval to Franchisee within twenty (20) days from the date any such materials are received by Franchisor. If the Franchisor does not approve submitted materials within twenty (20) days, such materials shall be deemed to not have received the required approval. The Franchisee shall not use any marketing or promotional material prior to receiving the Franchisor’s approval. The submission of advertising and promotional materials to the Franchisor for approval shall not affect the Franchisee’s right to determine the prices at which the Franchisee provides services or sells products.

13. TERMINATION

13.1 Early Termination by Franchisor

The Franchisor reserves the right to terminate the Franchise agreement immediately without notice when a serious breach occurs. Franchisee agrees to pay Franchisor HK$100,000.00 as liquidate damage because of all the pre-start up work, consultation, service, training, document preparation, materials provided, designs and loss of goodwill.

Reasons for immediate termination include:

a.	Failing to fulfill the criteria as set out in Clause 4.1 during the Probation Period or extended Probation Period

b.	Conviction of Franchisee

c.	Fraudulent conduct by Franchisor by falsifying documents or financial obligations

d.	Inability to comply with system standards on a consistent and continuous basis after sufficient notice has been issued.

e.	Involvement in other businesses that poses as a direct competition and adversely affects the profitability of the Franchised Center or the Franchise.

f.	Damage to the Franchisor’s reputation by exhibiting exceptionally bad behavior.

g.	Declaration of bankruptcy by Franchisee

h.	Initiating the sale of franchise without prior approval of the Franchisor

i.	Divulging confidential trade secrets and financial numbers to a third party

j.	Failure of settlement of royalties and teachers’ salaries to Franchisor on time

13.2 Early Termination by Franchisee

Should the Franchisee wishes to terminate the Franchise the agreement for whatever reasons, a written notice of not less than 90 days must be provided for Franchisor. If the Franchisee terminates the agreement before the agreed end date, a liquidate penalty of HK$100,000.00 shall be applied and the Franchise owner will once again act as a guarantor for the penalty. The penalty amount will be reduced to HK $50,000.00 if:

I.	Franchisor Takes Over

Franchisor will be offered first right of refusal and at its sole discretion could decide if it shall take over the Franchise within 30 days. Amount will be 50% of original renovation cost and all equipment and assets related to the business will be transferred at 50% of original cost to the Franchisor.

II.	Third Party Transfer

Should the Franchisor declines to take over the premise, Franchisee could initiate a sale to a third party. Before the commencement of the negotiation, Franchisee must obtain prior approval from Franchisor because transfer will involve sharing sensitive and confidential information. Franchisor reserves the right to decline any perspective buyer on Franchise should Franchisor deem it is inappropriate and unsuitable.

In circumstances where the business performance of the Franchised Center was poor and has recorded a loss on its management accounts for a period of 6 months consecutively, despite the Franchisee’s best endeavor to run the business of the Franchise Center in conformity with all requirements of the System, standards, Specifications, Proprietary Products, Local Advertising etc.., the Franchisor may, in its sole discretion waive or reduce the monetary penalty amount.

14. CONSEQUENCES OF EXPIRATION OR TERMINATION

14.1	On expiration or sooner termination of this Agreement, the Franchisee shall:

(a)	Transfer to the Franchisor all Receipts and other items or assets used in the conduct of the Business;

(b)	Cease using the Marks and any part of the System;

(c)	Deliver to the Franchisor all materials relating to the System then in its possession.

14.2	Within thirty (30) days after expiration or sooner termination of this Agreement, the Franchisor shall deliver to the Franchisee a final statement of account and the Franchisee shall pay any outstanding items owed to the Franchisor within 7 business days.

15. RESTRICTIONS

15.1	The Franchisee covenants with the Franchisor that, during the term of this Agreement and for a period of Six (6) months after the expiration or sooner termination (for any reason) of this Agreement, it shall not, whether by itself or its associates together with, or on behalf of, any other person, firm or company in any capacity whatsoever:

(a)	Engage, or be interested or concerned, in any other business which is in the Franchisor’s reasonable opinion similar to or competitive with the self-operated and/or Franchised Centers of the Franchisor; or

(b)	employ or seek to employ in any business similar to or competitive with the self-operated and/or Franchised Centers of the Franchisor, any person who, according to the Franchisee’s actual knowledge, is at that time or has at any time in the previous two (2) years been employed by the Franchisor or any other Franchisee of the Franchisor or otherwise, directly or indirectly, induce or seek to induce any such person to leave his or her employment whether or not in breach of his or her contract of employment; or

(c)	solicit customers or former customers of the self-operated and/or Franchised Centers of the Franchisor or divert or seek to divert any customer from the self-operated and/or Franchised Centers of the Franchisor; or

(d)	use other than expressly permitted under this Agreement, in connection with the operation of any business which is in the Franchisor’s reasonable opinion serving similar target customer groups, any trademarks, trade names, copyright materials, signs, slogans or other identifying features within the Marks, Specification or System (and without limitation comprised within the decor), or similar thereto, or in any way cause or permit any such business to look like, copy or imitate or in association with a Franchised Center of the Franchisor or its associates , or to be operated in a manner tending to have such effect.

15.2	The Franchisee hereby acknowledges that the contents of this Agreement and all other information and knowledge relating to the System are of a strictly confidential nature and, accordingly, the Franchisee covenants that it will not, and it will procure that no other person over whom it has any control shall, at any time without the prior written consent of the Franchisor, whether before or after expiration or sooner termination of this Agreement, divulge or use any of such information or knowledge relating to the System which may be communicated to or otherwise acquired by the Franchisee, its directors, agents or employees except (i) to the employees of the Franchisee or (ii) unless required by law or by the order of a court or tribunal of competent jurisdiction or by a regulatory or governmental authority acting in accordance with its powers to divulge the same.

15.3	The restrictions contained in this Clause 15 are considered reasonable by the Franchisee, but if any such restriction shall be found to be void or voidable but would be valid and effective if some part or parts thereof were deleted, such restriction shall apply with such modification as may be necessary to make it valid and effective.

16. INDEPENDENT CONTRACTOR

16.1	Subject to clause 3, the Franchisee shall, in the conduct of operating the Franchised Center, act as an independent contractor and shall assume complete control over, and bear full responsibility for all acts or omissions of, the Franchisee’s agents and employees. The Franchisee agrees to indemnify and keep indemnified the Franchisor from and against any cost, loss, liability, claim or damage which the Franchisor incurs or suffers as a result of any act or omission on the part of any of the Franchisee’s agents or employees.

16.2	Subject to clause 3, the Franchisee undertakes to the Franchisor that its agents and employees shall not be, or held out to be, agents or employees of the Franchisor and shall not, as the Franchisee shall procure, negotiate or enter into any agreement or incur any liability (whether legally binding or not) in the name of or on behalf of, or that purports to bind, the Franchisor.

17. Franchisee’s GUARANTOR

17.1	In consideration of the Franchisee entering into this Agreement, the Franchisee’ Guarantor hereby unconditionally and irrevocably guarantees to the Franchisor that the Franchisee’ Guarantor shall procure the due and punctual performance and observance by the Franchisee of all its respective obligations, commitments, undertakings, warranties, indemnities and covenants under or pursuant to this Agreement and agrees to indemnify the Franchisor against all losses, liabilities, damages, deficiencies, diminution in value, interest, penalties, expenses, judgment awards or settlement of any nature or kind, and costs and expenses (including, without limitation, legal fees on a full indemnity basis and including legal costs and expenses) which the Franchisor may suffer through or arising from any breach by any of the Franchisee of its obligations, commitments, warranties, undertakings, indemnities or covenants. The liability of the Franchisee Guarantors’ as aforesaid shall not be released or diminished by any arrangements or alterations of terms or any forbearance, neglect or delay in seeking performance of the obligations hereby imposed or any granting of time for such performance.

17.2	If and whenever the Franchisee defaults for any reason whatsoever in the performance of any obligation or liability undertaken or expressed to be undertaken by it under or pursuant to this Agreement, the Franchisee’ Guarantor shall forthwith upon demand unconditionally procure the performance of the obligation by the Franchisee and satisfy (or procure the satisfaction of) the liability in regard to which such default has been made in the manner prescribed by this Agreement and so that the same benefits shall be conferred on the Franchisor as it would have received if such obligation or liability had been duly performed and satisfied by the Franchisee. The Franchisee’s Guarantor hereby waives any rights which it may have to require the Franchisor to proceed first against or claim payment from the Franchisee to the intent that as between the Franchisee and the Franchisee’ Guarantor the latter shall be liable as principal debtor as if it had entered into all undertakings, agreements and other obligations jointly and severally with the Franchisee.

18. INSURANCE

18.1	The Franchisor shall arrange insurance at the Franchisee’s expense in respect of all normal risks relating to the Business including, without limitation, any loss of or damage to the Premises, Inventory and such other items as the Franchisor may in its discretion deem necessary from time to time.

18.2	The Franchisee shall maintain at its own expense adequate insurance in respect of its liabilities under the Employees’ Compensation Ordinance (Chapter 282 of the Laws of Hong Kong).

19. GENERAL

19.1	The parties hereto acknowledge that this Agreement, together with any documents referred to herein, constitutes the entire agreement between them relating to its subject matter and that this Agreement replaces and supersedes any previous oral or written arrangements, agreements, drafts, warranties, representations or understandings made or existing between them with respect to such subject matter.

19.2	The Franchisee acknowledges to the Franchisor that it has not been induced to enter into this Agreement by any warranty, representation or statement other than as set out herein and agrees that it shall not be entitled to any remedy against the Franchisor in relation to any such other warranty, representation or statement except in the case of any fraud or similar misconduct.

19.3	No failure by either the Franchisor or the Franchisee to exercise nor any delay on their part in exercising any right, power, privilege or remedy under this Agreement shall impair or operate as a waiver thereof . No single or partial exercise of any right, power, privilege or remedy hereunder shall prevent any further or other exercise thereof or the exercise of any other right, power, privilege or remedy.

19.4	The Franchisee consents to the disclosure by the Franchisor of any information relating to this Agreement or the Business.

19.5	The Franchisee warrants and represents to the Franchisor that the Franchisee has the full and unrestricted right to enter into this Agreement and that it is not party to any agreement or subject to any obligation of any nature whatsoever which prevents or restricts its entry into this Agreement or the exercise, discharge or performance of its rights, duties and obligations hereunder.

20. FORCE MAJEURE

20.1	Neither party to this Agreement shall be deemed to be in breach of this Agreement or otherwise liable to the other as a result of any delay or failure in the performance of its obligations hereunder if and to the extent that such delay or failure is caused by any force majeure and the time for performance of the relevant obligation(s) shall be extended accordingly. For the purposes of this clause, “force majeure” shall mean any event or circumstances which is or are beyond the reasonable control of the affected party including, without limitation, any flood, earthquake, storm, typhoon, subsidence, epidemic or other natural disaster or calamity, any war or threat thereof, terrorist action, riot, invasion, civil disorder, insurrection, any action or failure to act on the part of any governmental authority in any jurisdiction, any trade embargo, industrial action, strike or lockout, any shortage or absence of raw materials, labour or components, any destruction, damage or malfunction of or to any factory, equipment, plant or materials and any breach of contract , default or insolvency by or of any third party (including, without limitation, any sub-contractor), not being a third party which is a member of the same group of companies as the affected party, or an employee or officer of such third party.

20.2	The affected party shall forthwith notify the other party of the nature, extent and possible duration of the event or circumstances constituting the force majeure, use all reasonable endeavours to reduce the effect of such event or circumstances on the performance of its obligations hereunder and, forthwith after cessation of such event or circumstances, notify the other party thereof and resume full performance of its obligations under this Agreement.

20.3	If any event or circumstances constituting the force majeure delays the performance by the affected party of its obligations hereunder for a continuous period of not less than six (6) months, the other party hereto shall be entitled to give notice to the affected party to terminate this Agreement. Any such notice, which shall be irrevocable, shall specify the date on which such termination is to have effect, not being less than fourteen (14) days after the date on which such notice is deemed to be given.

21. NOTICES

21.1	Any notice required or authorised to be given under, or in connection with, this Agreement by either party to the other shall be in writing in the English language.

21.2	Any such notice shall be sent to the recipient at the address set out in Clause 21.4, or as otherwise directed by the recipient pursuant to Clause 21.5. Notices may be delivered by hand or sent by registered post, courier or by, facsimile.

21.3	If delivered by hand or sent by courier, notice will be deemed to have been given on the date of delivery at the recipient’s address. If sent by facsimile, notice will be deemed to have been given on the date of despatch, subject to confirmation of uninterrupted transmission by a transmission report provided that any notice sent by facsimile after 5:30 p.m. (local time at the recipient’s address) on any business day or at any time on a Saturday, Sunday or public holiday (in the jurisdiction where the recipient has its address) shall be deemed to have been given at 9:00 a.m. on the next following business day. If sent by registered post, notice will be deemed to have been given two (2) business days after posting if sent from Hong Kong to an address within Hong Kong or seven (7) business days after posting if sent from overseas to an address within Hong Kong or vice versa.

21.4	The parties’ addresses and other details for the purposes of this Clause 21 are, subject to Clause 21.5, as follows:

Franchisee [●]

Address: [●]

For the attention of [●]

Franchisee’s Guarantor [●]

Address: [●]

For the attention of [●]

Franchisor: Monkey Tree English Learning Center Ltd

Address: Suite 2514, 25/F, 1111 King’s Road, Taikoo Shing, Hong Kong

For the attention of Sung, Ling Fung Ricky

21.5	Either party hereto may notify the other of any change of its address, facsimile number or the person for whose attention any notice should be marked, provided that such notification shall not have effect earlier than two (2) business days after the date on which it is deemed given pursuant to this Clause 21.

22. AMENDMENTS

22.1	No amendment or variation of this Agreement shall be effective unless made in writing and signed by the parties hereto.

23. HEADINGS

23.1	The headings set out in this Agreement are included for convenience only and shall not in any way affect the construction or interpretation hereof.

24. CONTINUING EFFECT

24.1	All provisions of this Agreement shall, insofar as they are capable of being performed or observed, continue in full force and effect notwithstanding any completion of this Agreement, save in respect of those matters then already performed.

25. APPLICABLE LAW AND JURISDICTION

25.1	This Agreement shall be governed by, and construed in all respects in accordance with, the laws of the Hong Kong Special Administrative Region of the People’s Republic of China (“HKSAR”). In relation to any proceedings to enforce, or arising out of or in respect of, this Agreement, both parties irrevocably and unconditionally agree to submit to the exclusive jurisdiction of the courts of HKSAR and waive any objection to proceedings in the courts of HKSAR on the grounds of forum non conveniens or venue.

FRANCHISEE

SIGNED by [●]

For and on behalf of the Franchisee:

Date:

FRANCHISEE’S GUARANTOR

SIGNED by [●]

Holder of HKID Card [●]

Date:

FRANCHISOR

SIGNED by Sung, Ling Fung Ricky

For and on behalf of the Franchisor:

Monkey Tree English Learning Center Limited (BR 58639273)

Date:

Position: CEO